Exhibit 99

Joint Filing Agreement

The undersigned hereby agree that the statement on Schedule 13G with respect to Common Stock of Prenetics Global Limited dated as of 30 September 2024 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: 8 November 2024

Eastspring Investments (Singapore) Limited
By:
Name: Lim Siew May
Title: Director - Global Shareholding Reporting

Prudential Hong Kong Limited
By:
Name: Dicky Lam
Title: Chief Financial Officer